EXHIBIT 10.29

                                Zone 4 Play, Inc.

                    SUMMARY OF DIRECTORS ONGOING COMPENSATION

The following is a summary of the currently effective ongoing compensation of the following Non Executive Directors (each, a "Director") of Zone 4 Play, Inc. (the "Company") for services provided to the Company as Directors, which is subject to modification at any time by the Board of Directors.

Shlomo Rothman and Oded Zucker Director shall receive each annual cash compensation of $7,000 payable in quarterly installments and an additional $750 per each board meeting.

Adiv Baruch, Liron Edrey and Ronen Zadok do not receive ongoing compensation from the Company.